Conformed Copy


                              ASSIGNMENT AGREEMENT

         This ASSIGNMENT AGREEMENT, dated as of December 29, 2004 (this "Agreement"), is made and entered into by and among Mike Ajnsztajn and Gaston Liebhaber (collectively referred to as the "Assignors") and SkyePharma PLC, a company incorporated under the laws of England and Wales (the "Purchaser").

         WHEREAS, the Assignors are stockholders in Astralis Ltd., a Delaware corporation ("Astralis");

         WHEREAS, the Assignors are two of the founders of Astralis Ltd. (each a "Founder" and collectively, the "Founders") and as Founders possess certain rights under the Stockholders Agreement, dated December 10, 2001, as amended on January 20, 2004, between Astralis, the Purchaser, the Assignors and the other signatories thereto (the "Stockholders Agreement"), including rights under
Section 2.1 and 2.2 of the Stockholders Agreement to nominate and designate directors of Astralis.

         WHEREAS, each Assignor desires to assign and transfer all of his rights under Article II of the Stockholders Agreement (the "Governance Rights") to the Purchaser and the Purchaser desires to assume all of the Governance Rights of such Assignor and, upon the valid appointment of directors of Astralis nominated by the Purchaser, to make a payment to the Assignors in newly issued ordinary shares of the Purchaser upon the terms and subject to the conditions set forth herein;

         WHEREAS, concurrently with the execution of this Agreement, each Assignor and the Purchaser are executing a Stock Purchase Agreement (the "Stock Purchase Agreement") and Lock Up Agreement (the "Lock Up Agreement") pursuant to which each Assignor has agreed to sell his shares of common stock of Astralis, $0.0001 par value, to the Purchaser and the Purchaser has agreed to purchase such shares upon the terms and subject to the conditions set forth therein;

         WHEREAS, each Assignor and the Purchaser are entering into this Agreement to provide for such assignment and transfer and to establish various rights and obligations in connection therewith;

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.       Assignment and Assumption

         1.1      Prior Written Consent.

         Pursuant to Section 4.6 of the Stockholders Agreement, the Purchaser hereby consents to the assignment of each Assignor's Governance Rights under
Article II of the Stockholder Agreement.

         1.2      Assignment.

         Each Assignor hereby assigns and transfers to the Purchaser all of his Governance Rights under Article II of the Stockholders Agreement. Such assignment and transfer includes without limitation the assignment and transfer of all rights to nominate Founders' Directors (as defined in the Stockholders Agreement) pursuant to Section 2.1(c), to remove Founders' Directors by written notice pursuant to Section 2.1(d), to appoint Founders' Directors to fill vacancies on the board of directors pursuant to Section 2.1(e), to require Astralis pursuant to Section 2.1(g) to use best efforts to ensure that the rights under the Stockholders Agreement are effective, to require the other signatories to the Stockholders Agreement to take action in accordance with
Section 2.2 and to send notices under Section 2.2(e). Such assignment and transfer shall be effective immediately upon execution of this Agreement.

         Each Assignor and the Purchaser hereby represent and agree that neither Assignor has been or will be consulted by the Purchaser regarding, or otherwise participate in, the selection of the Founder Directors to be appointed by the Purchaser following the assignment and transfer pursuant hereto.

         1.3      Assumption.

         The Purchaser hereby agrees to assume all of the Governance Rights of each Assignor with respect to and under Article II of the Stockholders Agreement and hereby accepts the foregoing assignment and transfer, and expressly assumes all Governance Rights of each Assignor under Article II of the Stockholders Agreement. Such agreement, acceptance and assumption shall be effective immediately upon execution of this Agreement.

         1.4      Consideration.

         In consideration of the assignment and transfer of the Governance Rights of each Assignor under the Stockholders Agreement, subject to the satisfaction of the conditions in Section 4, the Purchaser agrees to allot and issue to the Assignors, credited as fully paid, the following number of new SkyePharma Ordinary Shares of the Purchaser ("Assignment Shares"): to Mike Ajnsztajn, 426,396 Assignment Shares; and to Gaston Liebhaber, 121,827 Assignment Shares (with respect to each Assignor, the "Assignment Share Consideration"). For purposes of this Agreement, "Assignment Shares" means SkyePharma Ordinary Shares of nominal value of 10 p each, which class of stock is traded on the London Stock Exchange under the symbol SKP.L. The Assignment Shares will be allotted and issued to the Assignors within five (5) business days of the date on which the conditions set forth in Section 4 are satisfied or waived (such date on which the conditions therein are satisfied or waived, the "Condition Satisfaction Date").

2.       Representations and Warranties of the Assignors

                  Each Assignor hereby represents and warrants to the Purchaser that:

         (a) Execution and Delivery. This Agreement has been duly executed and delivered by each Assignor and represents a valid and binding obligation of such Assignor, enforceable in accordance with its terms.

         (b) Conflicts, Consents and Approvals. The compliance by such Assignor with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not
                  (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any contract, agreement or instrument to which such Assignor is a party or by which such Assignor is bound, or to which any of the property or assets of such Assignor is subject, or (ii) violate any judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to such Assignor or any of their respective properties or assets, or require any notice, report or other filing to be made with, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Authority or third party, except such consents or filings as have already been duly and validly obtained or filed, or with respect to any filings that must be made after the closing hereof, as will be filed in a timely manner (except in cases (i) and (ii) where such conflicts, breaches or violations of or defaults under agreements or instruments or violations of statutes or regulations or failures to obtain consents or make filings, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of such Assignor or the Purchaser to consummate the transactions contemplated hereby). For the purposes of this Agreement, "Governmental Authority" means any federal, national or state government, political subdivision thereof or governmental or regulatory authority, agency, board, bureau, commission, court or self-regulatory organization.

         (c)      Investment Representations.

                  (i) Accredited Investor. Each Assignor is an "accredited investor" (as such term is defined in Rule 501 of Regulation D ("Regulation D") promulgated under the Securities Act of 1933, as amended (the "Securities Act")).

                  (ii) Purchaser Information. Each Assignor has adequate information concerning the business and financial condition of the Purchaser to make an informed decision regarding the Assignment Share Consideration and has independently and without reliance upon the Purchaser or its agents made his own analysis and decision to accept the Assignment Share Consideration as consideration pursuant hereto. Each Assignor has also had the opportunity to ask questions of and receive answers from the Purchaser's management regarding the terms and conditions of this investment.

                  (iii) Restricted Securities. Each Assignor acknowledges that the Assignment Shares to be issued as Assignment Share Consideration are "restricted securities" under the Securities Act and have not been and will not be registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act or an exemption from such registration and any applicable state laws is available, and will be subject to the additional restrictions on and conditions to transfer contained in Section 6 hereof.

                  (iv) Acquisition for Own Account. Each Assignor is acquiring the Assignment Shares for the Assignor's own account for investment only, and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof.

                  (v) No Brokers. No agent, broker, person or firm acting on behalf of the Assignors is or will be entitled to any advisory commission or broker's or finder's fee in connection with this Agreement or any of the transactions contemplated hereby.

                  (vi) Residence. The Assignors reside in the state or country identified in Section 10 hereof.

3.       Representations and Warranties of the Purchaser

         The Purchaser hereby represents and warrants to, and agrees with, the Assignors as follows:

         (a) Organization and Existence. The Purchaser is a company duly organized and validly existing under the laws of England and Wales.

         (b) Authorization, Execution and Delivery. The Purchaser has all requisite corporate power and authority to execute this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been, and the consummation of the transactions contemplated hereby in connection with the Closing, will have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and this Agreement constitutes the legal, valid, binding and enforceable obligation of the Purchaser, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (c) Valid Issuance of Shares. Prior to the date on which the Assignment Share Consideration is issued, the Purchaser will have taken all necessary corporate action to permit it to issue the Assignment Share Consideration. The Assignment Shares, when issued, will be validly issued and fully paid up and no further contributions in respect of such Assignment Shares will be required to be made to the Purchaser by the holder thereof, by reason solely of his being such holder, and no stockholder of the Purchaser will have any preemptive right of subscription or purchase in respect thereof.

         (d) London Stock Exchange. Notwithstanding the restrictions set forth in Section 6, the Purchaser represents and warrants to each Assignor that upon admission of the Assignment Shares to be issued as consideration hereunder to each Assignor pursuant to Section 1.4 above to listing on the Official List maintained by the UK Listing Authority and to trading on the London Stock Exchange ("Admission") (i) the Assignment Shares
                  (A) will be readily and immediately saleable on the London Stock Exchange; (B) will not need to be registered on the London Stock Exchange; (C) will not need to be held for any period or length of time prior to said sale; and (ii) there is nothing in the laws of the United Kingdom that will prevent the Assignors from selling the Assignment Shares immediately following Admission on the London Stock Exchange. Purchaser undertakes to obtain the Admission of the Assignment Shares within 15 business days following Condition Satisfaction Date. The Purchaser further undertakes to provide each Seller with a copy of the documents submitted by the Purchaser to obtain Admission within 2 business days following such submission and to notify in writing each Assignor within two (2) business days following its receipt of confirmation of Admission.

4.       Conditions to Obligations of the Purchaser

         The obligation of the Purchaser to deliver the Assignment Share Consideration is subject to the satisfaction of the following conditions no later than February 28, 2005, 5pm EST, any of which may be waived in whole or in part by the Purchaser:

         (a) The Astralis board of directors shall have validly appointed two additional directors nominated by the Purchaser pursuant to the Governance Rights to the board of directors of Astralis (the "Additional SkyePharma Directors") . "Validly appointed" for these purposes includes completion by Astralis of all corporate action necessary in the determination of the Purchaser to effectuate the appointment of the Additional SkyePharma Directors; and

         (b) No litigation or other formal proceeding shall have been instituted by any person or threatened by any Governmental Authority seeking to enjoin the assignment of the Governance Rights or seeking damages in respect thereof, or otherwise affecting the ability of the Purchaser to appoint the Additional SkyePharma Directors and no injunction or temporary restraining order shall have been issued in respect thereof.

         (c) The compliance by the parties with the provisions of this Agreement or the consummation of the transactions contemplated herein shall not result in any conflict with, or result in a violation or breach of, any provision of the Articles of Incorporation or of the by-laws of Astralis.

5.       Reversion of Governance Rights

         The Governance Rights assigned by the Assignors to the Purchaser shall automatically revert to the Assignors without any further action required by the parties if: (i) either the Purchaser fails to nominate two additional directors pursuant to the Governance Rights on or before January 31, 2005, 5pm EST or the appointment of the Additional Skye Directors pursuant to such Governance Rights does not become effective on or before February 28, 2005, 5pm EST and (ii) the Purchaser does not purchase the Sellers' Shares (as such term is defined in the Stock Purchase Agreement) pursuant to the Stock Purchase Agreement. Upon such reversion, the provisions of Section 1.4 hereof and any obligation the Purchaser would otherwise have to deliver the Assignment Share Consideration shall terminate. The Purchaser shall provide written notice of its nominations to Assignors within 48 hours of submitting its nominations to Astralis. The Purchaser shall also provide written notice to Assignors within 48 hours of any notice to Purchaser of the appointment of the Additional Skye Directors. The dates and times set forth in Sections 4 and 5 may be extended only with the written consent of each of the parties hereto.

6.       Restrictions on Transfer

         The Assignment Share Consideration is subject to the lock-up provisions contained in the Assignment Share Consideration Lock Up Agreements. The Assignment Share Consideration Lock Up Agreements will be entered into by each Assignor with effect from the Condition Satisfaction Date. The Lock-Up period shall begin on the Condition Satisfaction Date. Without limiting the foregoing, each Assignor agrees that, until such time as such Assignor has sold all of his Assignment Shares in accordance with this Agreement, such Assignor shall sell securities of the Purchaser only in compliance with the provisions of this Agreement and only through one of two brokers which shall be nominated in writing by the Purchaser from time to time upon written request by an Assignor to sell any such (the "Appointed Brokers"). The Purchaser shall provide its nominations to the relevant Assignor within three (3) business days of receipt of the Assignor's written request. In connection with any sale, the Seller shall choose, in its discretion, one of the Appointed Brokers to effect such sale, and shall negotiate the terms of any sale with such broker.

         Each Assignor further agrees that he shall not, prior to two years after the issue of the Assignment Share Consideration, offer, sell, contract to sell or otherwise dispose of or deliver any Assignment Shares constituting the Assignment Share Consideration unless: (i) the Assignment Shares are sold outside the United States in a transaction complying with Regulation S under the Securities Act, including through the facilities of the London Stock Exchange provided that neither such Assignor nor anyone acting on his behalf knows that the transaction has been prearranged with a buyer in the United States; or (ii) the Assignment Shares are sold in a transaction that does not require registration under the Securities Act or any applicable laws and regulations of the states of the United States governing the offer and sale of securities and, prior to and as a condition to the execution of the offer, sale or delivery, such Assignor has furnished to the Purchaser an opinion of counsel satisfactory to the Purchaser to such effect, unless the Purchaser waives receipt of such opinion. Furthermore, each Assignor acknowledges that the Purchaser shall place upon each certificate representing the Assignment Share Consideration, a legend substantially in the following form:

         "The securities represented by this certificate have been issued without registration or qualification under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws. Such securities may not be sold, assigned, transferred or otherwise disposed of unless
         (i) the securities represented by this certificate are sold outside the United States in a transaction complying with Regulation S, including through the facilities of the London Stock Exchange provided that neither the holder or anyone acting on the holder's behalf knows that the transaction has been prearranged with a buyer in the United States; or (ii) the shares are sold in a transaction that does not require registration under the Securities Act or any applicable laws and regulations of the states of the United States governing the offer and sale of securities, and prior to the offer, sale, or delivery, the holder has furnished to SkyePharma an opinion of counsel satisfactory to SkyePharma to such effect."

7.       Indemnification

         7.1      Indemnification by the Assignors

         Each Assignor hereby agrees to indemnify and hold harmless the Purchaser and its respective affiliates, directors, officers and employees (collectively, the "Purchaser Indemnified Parties") from and against any and all liabilities, judgments, claims, settlements, losses, damages, reasonable fees (including attorneys' and other experts' fees and disbursements), liens, taxes, penalties, obligations and expenses (collectively, "Losses") incurred or suffered by any such person arising from, by reason of or in connection with any misrepresentation or breach of any representation, warranty or covenant of such Assignor contained in this Agreement or any certificate or other document delivered by such Assignor under this Agreement. This indemnification provision shall be in addition to the rights of the Purchaser to bring an action against such Assignor for breach of any term of this Agreement.

         7.2      Indemnification by the Purchaser

         The Purchaser hereby agrees to indemnify and hold harmless each Assignor from and against any and all Losses incurred or suffered by any such person arising from, by reason of or in connection with any misrepresentation or breach of any representation, warranty or covenant of the Purchaser contained in this Agreement or any certificate or other document delivered by the Purchaser under this Agreement. This indemnification provision shall be in addition to the rights of each Assignor to bring an action against the Purchaser for breach of any term of this Agreement.

         7.3      Limitation

         Notwithstanding the foregoing, the obligations to indemnify and hold harmless pursuant to Sections 7.1 and 7.2 shall in each case be limited to an aggregate amount equal to $50,000.

8.       Survival of Representations, Warranties and Agreements

         Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, the respective representations, indemnities, covenants and warranties of the Purchaser and the Assignors shall survive the execution of this Agreement, the Condition Satisfaction Date hereof, the delivery of the Assignment Shares and/or termination of this Agreement prior thereto.

9.       Expenses

         Each of the Assignors and the Purchaser shall bear his or its own expenses in connection with the preparation for and consummation of the transactions contemplated by this Agreement.

10.      Notices

         All notices, advices and communications to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person, by courier or by telecopier, or by electronic mail, with a copy thereof to be sent by mail (as aforesaid) within 24 hours of such electronic mail, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to the addresser listing all parties:

                  if to the Assignors, to:

                  Mr. Mike Ajnsztajn
                  110 Dryden Road
                  Bernardsville, NJ 07924

                  and

                  Mr. Gaston Liebhaber--Resident of Venezuela c/o Virginia K. Sourlis, Esq. The Galleria 2 Bridge Avenue Red Bank, New Jersey 07701


                  with a copy to:

                  Virginia K. Sourlis, Esq.
                  The Galleria
                  2 Bridge Avenue
                  Red Bank, New Jersey 07701
                  Telecopier: 732-530-9008

                                    -and-

                  if to the Purchaser, to:

                  SkyePharma PLC
                  105 Piccadilly
                  London, England, W1J 7NJ
                  Attention: Finance Director
                  Telecopier:  +44-20-7491-3338

                  with a copy to:

                  Sullivan & Cromwell LLP
                  1 New Fetter Lane
                  London, England, EC4A 1AN
                  Attention: Kathryn A. Campbell, Esq.
                  Telecopier:  +44-20-7959-8950

or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received
(i) in the case of personal delivery or delivery by telecopier, on the date of such delivery and (ii) in the case of nationally-recognized overnight courier, on the second business day after the date when sent. As used in this section, "business day" shall mean any day other than a day on which banking institutions in the State of New York are legally closed, or authorized to close, for business.

11.      Successors and Assigns

         Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the parties hereto and the respective successors and permitted assigns of the parties hereto. Neither this Agreement, nor the rights and obligations hereunder, is assignable by any party hereto (except to a successor-in-interest by operation of law) without the prior written consent of the others. Any such purported assignment made without such prior written consent shall be null and void. No person other than the parties hereto and their respective successors and permitted assigns shall have any rights or claims under this Agreement.

12.      Entire Agreement

         This Agreement and the other writings or documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

13.      Amendments

         The terms and provisions of this Agreement may be amended only with the written consent of each of the parties hereto. Any provision hereof may be waived in writing by the party or parties entitled to enforce such provision. No delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.      Termination

         This Agreement may be terminated by the mutual written consent of each party hereto. This Agreement may be terminated by the Purchaser if either Assignor is in material breach of this Agreement and such breach is not cured within ten days following the delivery of written notice thereof. This Agreement may be terminated by either Assignor if the Purchaser is in material breach of this Agreement and such breach is not cured within ten days following the delivery of written notice thereof. Such termination right may be exercised only by the delivery of written notice of such termination by the terminating party to the other party and such termination will not relieve any party of liability for its prior breach.

15.      Publicity

         The Assignors shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement and the transactions contemplated hereby without the express prior written consent of the Purchaser.

16.      Counterparts

         This Agreement may be executed in any number of separate counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

17.      Headings

         The headings of the various sections of this Agreement and of the schedules have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

18.      Governing Law; Submissions to Jurisdiction

         This Agreement shall be construed in accordance with the laws of the State of New Jersey, without regard to conflict of law provisions thereof. Each party hereto agrees that any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contained in and contemplated by this Agreement, whether in tort or contract or at law or in equity, may be instituted in any state or federal court located in Newark or Trenton, New Jersey (the "New Jersey Courts") and solely in connection with claims arising under this Agreement or the transactions contained in or contemplated by this Agreement (i) submits to the non-exclusive jurisdiction of the New Jersey Courts, (ii) waives any objection to laying venue in any such action or proceeding in the New Jersey Courts, (iii) waives any objection that the New Jersey Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) waives any right to a trial by jury and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10 of this Agreement.

                  IN WITNESS WHEREOF, this Assignment Agreement has been duly executed and delivered on behalf of the parties as of the date first written above.

                                            Mike Ajnsztajn

                                            /s/   Mike Ajnsztajn
                                               ---------------------------------

                                            Gaston Liebhaber


                                            /s/   Gaston Liebhaber
                                               ---------------------------------

                                            SkyePharma PLC


                                            By: /s/   Donald Nicholson
                                               ---------------------------------
                                               Name:  Donald Nicholson
                                               Title: Finance Director


                                      AA-1